Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148125 on Form S-8 of our reports dated January 17, 2017, relating to the consolidated financial statements and financial statement schedule of China Sunergy Co., Ltd, appearing in the Annual Report on Form 20-F of China Sunergy Co., Ltd., for the year ended December 31, 2015.

/s/ Grant Thornton

Shanghai, People’s Republic of China

January 17, 2017